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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

            INFORMATION STATEMENT TO BE INCLUDED IN STATEMENTS FILED
      PURSUANT TO RULES 13d-1 (b) (c) AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2 (b)

                               (AMENDMENT NO. 1 )*


                                LUCAS VARITY PLC
                        --------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
                        --------------------------------
                         (Title of Class of Securities)


                                    549395101
                             -----------------------
                                 (CUSIP Number)


            ---------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)


           Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                     [X]       Rule 13d-1(b)

                     [ ]       Rule 13d-(c)

                     [ ]       Rule 13d-1 (d)






           *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

           The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 54395101                   13G               PAGE   2   OF   5   PAGES
         ---------------------                              -----    -----

  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION OF ABOVE PERSON

          OPPENHEIMER CAPITAL (IRS NO. 13-3413767)
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                    (b)   [ X ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          DELAWARE
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     7,078,742
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               7,078,742
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          7,078,742
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.5
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*

          IA
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1               (a)       NAME OF ISSUER:
                               Lucas Varity PLC

                     (b)       ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                               46 Park Street
                               London W1Y 4DJ, United Kingdom

ITEM 2               (a)       NAME OF PERSON FILING:
                               OPPENHEIMER CAPITAL

                     (b)       ADDRESS OF PRINCIPAL BUSINESS OFFICE:
                               Oppenheimer Tower, World Financial Center
                               New York, New York 10281

                     (c)       CITIZENSHIP:
                               Not Applicable.

                     (d)       TITLE OF CLASS OF SECURITIES:
                               Common Stock

                     (e)       CUSIP NUMBER:
                               549395101

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                     (a)       [ ] Broker or dealer registered under Section
                                   15 of the Exchange Act;

                     (b)       [ ] Bank as defined in Section 3(a)(6) of the
                                   Exchange Act;

                     (c)       [ ] Insurance company as defined in Section
                                   3(a)(19) of the Act;

                     (d)       [ ] Investment company registered under
                                   Section 8 of the Investment Company Act;

                     (e)       [X] Investment adviser registered under
                                   Section 203 of the Investment Advisors Act of 1940;

                     (f)       [ ] Employee benefit plan or endowment fund
                                   in accordance with Rule 13d-1(b)(1)(ii)(F);

                     (g)       [ ] Parent holding company or control person,
                                   in accordance with 13d-1(b)(ii)(G);

                     (h)       [ ] Savings association as defined in Section
                                   3(b) of the Federal Deposit Insurance Act;

                     (g)       [ ] Church plan that is excluded from the
                                   definition of an investment company under
                                   Section 3(c)(14) of the Investment Company
                                   Act;

                     (j)       [ ] Group, in accordance with
                                   Rule 13d-1(b)(1)(ii)(H).

                     If this statement is filed pursuant to Rule 13d-1(c),
                     check this box.   [ ]

ITEM 4               OWNERSHIP.

                     (a)   Amount beneficially owned:  7,078,742 **

                     (b)   Percent of Class:   0.5

                     (c)   Number of shares as to which such person has:

                     (i)   Sole power to vote or direct the vote:  -0-

                     (ii)  Shared power to vote: 7,078,742 **

                     (iii) Sole power to dispose or direct the disposition of:
                           -0-

                     (iv)  Shared power to dispose or direct the disposition of:
                           7,078,742 **

              **This report is being filed on behalf of Oppenheimer Capital, a Delaware general partnership and/or certain investment advisory clients or discretionary accounts to report the fact that the reporting person has ceased to be the beneficial owner five percent or more of the securities of the issuer.


ITEM 5               OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6               OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                     PERSON.

                     Not Applicable.

ITEM 7 IDENTIFICATION AND CLARIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                     Not Applicable.

ITEM 8               IDENTIFICATION AND CLARIFICATION OF MEMBERS OF THE GROUP.

                     Not Applicable.

ITEM 9               NOTICE OF DISSOLUTION OF GROUP.

                     Not Applicable.

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ITEM 10    CERTIFICATION.

                     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                              Date: February 9, 1999




                                                     /S/ THOMAS E. DUGGAN
                                              ----------------------------------
                                                 General Counsel and Secretary
                                              ----------------------------------



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